Exhibit 99.1

TOROTEL, INC.

Operating Data

(In Thousands, Except per Share)

Condensed Statements of Operations

	(Unaudited)
	Three Months Ended July 31,
	2003	2002
Net Sales	$1,078	$1,140

Gross Profit	$403	$517

Amortization of Intangible Assets	$38	$83

Earnings from Operations	$76	$148

Equity in Earnings (Loss) of Investee	$(26)	$10

Earnings before Provision for Taxes	$33	$141

Net Earnings	$33	$141

Basic and Diluted Earnings per Share:	$0.01	$0.03

Weighted Average Shares Outstanding	5,111	5,111

Condensed Balance Sheet

	(Unaudited)	(Audited)
	July 31, 2003	April 30, 2003
Cash	$534	$701
Current Ratio	1.52:1	1.52:1
Quick Ratio	1.22:1	1.29:1
Total Assets	$4,487	$4,494
Short-term Debt	$56	$56
Long-term Debt	$1,065	$1,079
Total Liabilities	$1,961	$2,001
Stockholders’ Equity	$2,526	$2,493